Exhibit 3.1

FORM OF

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

LIBERTY LANE ACQUISITION CORP.

Pursuant to Sections 228, 242 and 245 of the
Delaware General Corporation Law

     Liberty Lane Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

     (1)  The name of the Corporation is Liberty Lane Acquisition Corp. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on March 7, 2008 under the name Freedom Trail Corp.

     (2)  This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

     (3)  This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

     (4)  The text of the Certificate of Incorporation is restated in its entirety as follows:

     FIRST: The name of the Corporation is Liberty Lane Acquisition Corp. (the “Corporation”).

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”); provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the Board of Directors of the Corporation (the “Board of Directors”) or the stockholders of the Corporation, on the Termination Date and thereafter, be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date, and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article THIRD may not be amended prior to the consummation of a Business Combination without the approval of the proposed amendment by unanimous vote of all the shares of Common Stock (as defined below) outstanding and entitled to vote on such proposed amendment, at a meeting called and held upon notice in accordance with Section 222 of the DGCL.

     FOURTH: A. Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is Two Hundred One Million (201,000,000) shares of capital stock, consisting of (i) Two Hundred Million (200,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) One Million (1,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

     B.     Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

     C.     Common Stock. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall be entitled to one vote.

     FIFTH: The following paragraphs A through H of this Article FIFTH shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and terminating upon the consummation of any Business Combination and may not be amended during the Target Business Acquisition Period (as defined below), other than as set forth in the following paragraph H. A “Business Combination” shall mean the initial acquisition by the Corporation of one or more assets or operating businesses (“Target Business” or “Target Businesses”) with a collective fair market value of at least 80% of the balance in the Trust Account (as defined below) (exclusive of deferred underwriting discounts and commissions) at the time of the acquisition through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. Any acquisition of multiple Target Businesses shall occur simultaneously. The “Target Business Acquisition Period” shall mean the period from the effectiveness of the Registration Statement (as defined below) filed in connection with the Corporation’s initial public offering of units (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date.

     “Fair market value” for purposes of this Article FIFTH shall be determined by the Board of Directors based upon one or more financial standards generally accepted by the financial community, such as actual and potential revenues, earnings, cash flow, and book value. If the Board of Directors is not able to determine independently that the Target Business or Businesses have a sufficient fair market value to meet the threshold criterion, it will obtain an opinion in that regard from an unaffiliated, independent investment banking firm which is a member of the Financial Industry Regulatory Authority and any successor organization thereto. The Corporation is not required to obtain an opinion from an investment banking firm as to the fair market value of the Target Business or Businesses if its Board of Directors independently determines that the Target Business or Businesses have sufficient fair market value to meet the threshold criterion.

     A.     Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In addition to any other vote of stockholders of the Corporation required under applicable law, the Corporation may consummate a Business Combination only if (i) a majority of the shares of common stock voted by the holders of the IPO Shares (as defined below) are voted in favor of the Business Combination and (ii) the holders of less than 35% of the IPO Shares exercise their conversion rights described in paragraph C below.

     B.     In the event that the Corporation does not consummate a Business Combination within (i) 24 months after the consummation of the IPO or (ii) 30 months after the consummation of the IPO in the event that a letter of intent, an agreement in principle or a definitive agreement to consummate a Business Combination was executed but no Business Combination was consummated within such 24 month period (such applicable date being referred to as the “Termination Date”), to the fullest extent permitted by law, the Board of Directors and the officers of the Corporation shall take all such action necessary to dissolve the Corporation and liquidate the Trust Account to holders of IPO Shares as promptly as practicable, subject to the requirements of the DGCL, including (but not limited to) the adoption of a resolution by the Board of Directors prior to such Termination Date pursuant to Section 275(a) of the DGCL finding the dissolution of the Corporation advisable and providing such notices as are required by Section 275(a) of the DGCL of the adoption of the resolution and of a meeting of the stockholders of the Corporation to take action upon such resolution. In the event that the stockholders of the Corporation vote in favor of such dissolution and the Corporation is so dissolved, the Corporation shall promptly adopt and implement a plan of distribution which provides that only the holders of IPO Shares shall be entitled to share ratably in the Trust Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising during the Corporation’s remaining existence, including costs of dissolving and liquidating the Corporation.

     C.     In the event that a Business Combination is approved in accordance with paragraph A above and the Business Combination is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued as part of the units in the IPO (whether or not such shares were purchased in the IPO or thereafter, the “IPO Shares”) who voted against the Business Combination may, contemporaneously with such vote, demand that the Corporation convert its IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount then held in the Trust Account, less income taxes payable on the interest earned on the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. “Trust Account” shall mean the trust account established by the Corporation at the consummation of its IPO and into which amounts are deposited as provided in paragraph D below.

     Notwithstanding the foregoing paragraph, a holder of IPO Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended as of the date hereof), will be restricted from seeking conversion rights with respect to more than 10% of the IPO Shares, which includes any exercise of conversion rights in connection with the stockholder vote required to approve a Business Combination.

     D.     Upon consummation of the IPO, the amount specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission at the time it goes effective (the “Registration Statement”) shall be deposited and thereafter held in the Trust Account.

     E.     A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event of a dissolution and liquidation of the Corporation as provided in paragraph B above or in the event such stockholder demands conversion of its shares in accordance with paragraph C above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.

     F.     Unless and until the Corporation has consummated a Business Combination as permitted under this Article FIFTH, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition, exchangeable share transaction or otherwise.

     G.     The Corporation shall not, and no officer, director or employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Account until the earlier of (a) a Business Combination or (b) the liquidation of the Corporation as described in paragraph B above, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account (the “Trust Agreement”); provided, however, that the Corporation shall be entitled to withdraw (i) amounts from the Trust Account to pay the Corporation’s income or other tax obligations, (ii) up to $5.0 million of interest income earned on the Trust Account to fund expenses and the Corporation’s working capital requirements, (iii) up to $100,000 of interest income earned on the Trust Account to fund the Corporation’s costs and expenses of liquidation and (iv) other amounts as set forth herein, in each case in the manner specified in the Trust Agreement.

     H.     During the Target Business Acquisition Period, this Article FIFTH may only be amended upon (i) the adoption, in accordance with Section 242 of the DGCL, by the Board of Directors of a resolution in favor of a proposed amendment, declaring that such amendment is in the best interests of and advisable to the Corporation and the stockholders and calling for the proposed amendment to be presented to the stockholders of the Corporation for approval; and (ii) the approval of the proposed amendment by unanimous vote of all the shares of Common Stock outstanding and entitled to vote on such proposed amendment, at a meeting called and held upon notice in accordance with Section 222 of the DGCL.

     SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. The Board of Directors shall consist of not less than one nor more than nine members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

C. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2009 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2010 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2011 annual meeting of stockholders. At each succeeding annual meeting of stockholders beginning in 2009, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

D. A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

E. Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by the affirmative vote of at least a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by the affirmative vote of at least a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by such terms.

F. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

     SEVENTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     EIGHTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

     The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

     The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

     Any repeal or modification of this Article EIGHTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

     NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

     TENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.

     ELEVENTH: The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with present or future fiduciary duties or contractual obligations they may have from time to time to any entity.

     TWELFTH: The Corporation hereby elects not to be governed by Section 203 of the DGCL.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this [     ] day of [               ], 2008.

LIBERTY LANE ACQUISITION CORP.

By:
Name: Title: